Exhibit 99.1

MAA Announces Appointment of Deborah H. Caplan to Board of Directors

GERMANTOWN, Tenn., March 21, 2023 /PRNewswire/ -- Mid-America Apartment Communities, Inc., ("MAA") (NYSE: MAA) today announced the appointment of Deborah H. Caplan to the Board of Directors effective March 21, 2023. She will serve as an independent director until the 2023 Annual Meeting of Shareholders. The appointment fills the vacant seat following a previous director’s departure to pursue other opportunities on December 31, 2022, and maintains the size of the Board of Directors at twelve. Ms. Caplan was also appointed to the Compensation Committee.

Claude B. Nielsen, Chairman of the Nominating and Corporate Governance Committee stated that “As part of our ongoing succession planning, we initiated conversations with Deb in October 2022 regarding potential service on the MAA board. She was then formally appointed to the board in March 2023. She brings a myriad of valuable expertise to strengthen and broaden our board’s oversight responsibilities, particularly related to all areas of human capital and workforce initiatives, real estate transactions, strategy and crisis management. We are pleased to be presenting her as a director nominee for shareholder approval at our annual shareholder meeting.”

Ms. Caplan has served as Executive Vice President of Human Resources and Corporate Services, (which includes corporate real estate), for NextEra Energy, Inc., a leading clean energy company, since 2013. Ms. Caplan initially joined NextEra Energy, Inc. as Vice President of Integrated Supply Chain through Florida Power & Light Company, a subsidiary of NextEra Energy, Inc., and then served as Vice President and Chief Operating Officer of Florida Power & Light Company from 2011 to 2013. Prior to joining NextEra Energy, Inc., Ms. Caplan served as the Senior Vice President of Global Operations for Vendor Financial Services for GE Capital at General Electric Company, previously serving in various leadership roles for GE Aircraft Engines in Manufacturing and New Product Development. Ms. Caplan holds a Bachelors of Science in Aerospace Engineering from the University of Michigan, a Masters of Science in Manufacturing Engineering from Boston University and is a certified Six Sigma Master Black Belt.

Commenting on the appointment, H. Eric Bolton, Jr., Chairman of the Board of Directors and Chief Executive Officer, said “Deb’s extensive operational and customer service background, acumen in overseeing geographically-dispersed operations, and service in a highly regulated industry provides her with great insight and ability to manage the challenges and opportunities in the multifamily industry. Further, her leadership at a leading clean energy company, in addition to her culture and human capital expertise adds valuable guidance to our ESG strategy. We are excited to add her breadth of knowledge and diverse perspective to our board as we navigate our evolving industry, execute on our strategy and drive higher value for all of our stakeholders at MAA.”

Ms. Caplan’s public board experience includes her past service on the board of Terminix Global Holdings, where she served as the Chairman of the Compensation Committee. She serves as a member of the National Petroleum Council, an oil and natural gas advisory committee to the U.S. Secretary of Energy, and also serves on numerous other boards and councils including the HR Policy Association and the International Women’s Forum.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. As of December 31, 2022, MAA had ownership interest in 101,986 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.